                                                                     EXHIBIT (i)
                                                                     -----------


                              PITNEY BOWES INC.

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

(Dollars in thousands)

                                                            Years Ended December 31,
                                      ---------------------------------------------------------------
                                         1998        1997(2)      1996(2)      1995(2)      1994(2)
                                      ----------    ---------    ---------    ---------    ---------

Income from continuing
 operations before
 income taxes.......................  $  864,177    $775,527     $657,170     $597,471     $547,341
 Add:
 Interest expense...................     168,558     162,993      163,176      196,436      171,057
 Portion of rents
  representative of
  the interest factor...............      37,396      39,146       40,387       41,941       42,214
 Amortization of
  capitalized interest..............         973         914          914          914          914
 Minority interest in
  the income of
  subsidiary with
  fixed charges.....................      12,425      11,322        8,121        5,013           -
                                      ----------    --------     --------     --------     --------
Income as adjusted..................  $1,083,529    $989,902     $869,768     $841,775     $761,526
                                      ==========    ========     ========     ========     ========
Fixed charges:
 Interest expense...................  $  168,558    $162,993     $163,176     $196,436     $171,057
 Capitalized interest...............           -           -        1,201        2,178          733
 Portion of rents
  representative of
  the interest factor...............      37,396      39,146       40,387       41,941       42,214
 Minority interest,
  excluding taxes, in
  the income of
  subsidiary with
 fixed charges......................      18,906      17,251       11,792        7,613           -
                                      ----------    --------     --------     --------     --------
                                      $  224,860    $219,390     $216,556     $248,168     $214,004
                                      ==========    ========     ========     ========     ========

Ratio of earning to
 fixed charges......................       4.82        4.51         4.02         3.39         3.56
                                      ==========    ========     ========     ========     ========

Ratio of earnings to
 fixed charges
 excluding minority
 interest...........................       5.20        4.84         4.21         3.48         3.56
                                      ==========    ========     ========     ========     ========

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.
(2)  Amounts reclassified to reflect CPLC in discontinued operations.